Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG EXTENDS CONTRACT FOR DISH NETWORK’S

CUSTOMER CARE AND BILLING SYSTEM THROUGH 2017

ENGLEWOOD, Colo. (January 18, 2011) — CSG Systems International, Inc. (NASDAQ:CSGS), a leading provider of customer interaction management and billing solutions, today announced that it has extended its contract for customer care and billing, and print and mail services with DISH Network L.L.C., a subsidiary of DISH Network Corporation (NASDAQ: DISH), through 2017. In conjunction with this contract extension, DISH Network will migrate to CSG’s Advanced Convergent Platform (ACP), the most deployed next generation customer care and billing system in the North American cable and satellite market.

“This contract extension is the result of a long and trusted relationship between two companies that understand the challenges and opportunities that exist in an ever-changing marketplace,” said Peter Kalan, president and chief executive officer of CSG Systems. “We are extremely pleased that we have earned the right to continue to help DISH Network compete effectively in this dynamic environment and achieve its business objectives for many more years.”

“CSG continues to invest in technologies and solutions that are important for DISH Network to deliver the products and services that our customers desire,” said Mike McClaskey, chief information officer for DISH Network. “We look forward to continuing what has been a productive relationship.”

As part of the contract extension, DISH Network intends to migrate to CSG’s next generation ACP platform, resulting in a more economical cost structure for DISH Network and a more functionally-rich and advanced support structure for its customer care and operational teams.

Additional details regarding the terms of this agreement are included in CSG’s Form 8-K dated January 18, 2011. A copy of the agreement (with confidential information redacted) will be filed as an exhibit to CSG’s Form 10-Q for the quarter ended March 31, 2011.

About CSG Systems

CSG Systems International, Inc. (NASDAQ: CSGS) is a world-leading Business Support Systems (BSS) company serving the majority of the top 100 global communications service providers, including leaders in fixed, mobile and next-generation networks such as AT&T, Comcast, China Unicom, DISH Network, France Telecom, Orange, T-Mobile, Telefonica, Time Warner Cable, Vodafone, Vivo and Verizon. With over 25 years of experience and expertise in voice, video, data and content services, CSG Systems offers a broad portfolio of licensed and Software-as-a-Service (SaaS)-based products and solutions that help clients compete more effectively, improve business operations and deliver a more impactful customer experience across a variety of touch points. The company serves a global client base across highly competitive industries including cable and direct broadcast satellite, telecommunications, financial services, healthcare, utilities, content and entertainment and more. For more information, visit our website at http://www.csgsystems.com

About DISH Network

DISH Network Corporation (Nasdaq: DISH), through its subsidiary DISH Network L.L.C., provides more than 14.2 million satellite TV customers, as of Sept. 30, 2010, with the highest quality programming and technology at the best value, including HD Free for Life. Subscribers enjoy industry-leading customer satisfaction, the largest high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.

For more information, contact:

Elise Brassell, Media Relations

CSG Systems

Phone: (303) 804-4962

E-mail: elise_brassell@csgsystems.com

Liz Bauer, Investor Relations

CSG Systems

Phone: (303) 804-4065

E-mail: liz_bauer@csgsystems.com

DISH Network Corporation

E-mail: press@dish.com

Phone: (720) 514-5351